Exhibit 43
PURCHASE AGREEMENT
by and between
PENSKE CORPORATION
and
[Seller]
dated as of
September 14, 2006

ARTICLE I

SALE AND PURCHASE OF SECURITIES

Section 1.1	The Purchase	1
Section 1.2	Purchase Price	1
Section 1.3	The Closing	1
Section 1.4	Payment and Payment Instructions	2
Section 1.5	Actions at the Closing	2
Section 1.6	Legend	2

ARTICLE II

REPRESENTATIONS & WARRANTIES CONCERNING THE SELLER

Section 2.1	Power and Authority	3
Section 2.2	Enforceability of the Agreement	3
Section 2.3	No Conflict	3
Section 2.4	Consents	3
Section 2.5	Title to Shares	4
Section 2.6	Stock	4

ARTICLE III

REPRESENTATIONS & WARRANTIES CONCERNING THE PURCHASER

Section 3.1	Representations and Warranties of the Purchaser	5

ARTICLE IV

CONDITIONS

Section 4.1	Conditions to Obligations of the Purchaser	6
Section 4.2	Conditions to Obligations of the Seller	7

ARTICLE V

TERMINATION
Section 5.1	Termination prior to Closing	7
Section 5.2	Effects of Termination	8
Section 5.3	Survival of Representations	8

i

ii

PURCHASE AGREEMENT
     This PURCHASE AGREEMENT (the “Agreement”) dated as of September 14, 2006 is by and between PENSKE CORPORATION, a Delaware corporation (the “Purchaser” or “Penske”), and [Seller], having an address on the signature page (the “Seller”).
RECITALS
     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, one-half of the shares of Common Stock, par value $0.0001 per share, of United Auto Group, Inc., a Delaware corporation (the “Company”) (the “Shares) that are to be distributed to Seller in Seller’s capacity as a member of Penske Associates, LLC, a Delaware limited liability company (“Associates”) in September, 2006 (the “Distribution”), for a purchase price determined in accordance with this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants, representations and warranties and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SECURITIES
     Section 1.1 The Purchase. At the Closing, subject to the terms and conditions hereof, the Purchaser shall purchase from the Seller, and the Seller shall sell to Purchaser one-half of the shares of Common Stock of the Company received by the Seller in the Distribution (the “Securities”) at a purchase price per share and an aggregate purchase price determined in accordance with Section 1.2 (the “Purchase Price”) payable at the Closing (the “Purchase”).
     Section 1.2 Purchase Price. The purchase price of each Share shall be the average of the daily closing sales prices of the Common Stock of the Company for the twenty (20) consecutive trading days as reported on the New York Stock Exchange immediately preceding September 12, 2006 (the “Current Market Value”). The aggregate purchase price shall be the amount determined by multiplying the number of shares of Common Stock of the Company being sold to the Purchaser by the Current Market Value (the “Aggregate Purchase Price”).

     Section 1.3 The Closing. The closing of the sale and purchase of the Securities (the “Closing”) shall take place at the offices of Penske Corporation, 2555 Telegraph Road, Bloomfield Hills, Michigan, at 9:00 a.m., New York time, as soon as practicable, but in any event not earlier than September 12, 2006 nor later than five Business Days thereafter, and, in any event, only upon the satisfaction or waiver of the conditions contained in Article IV, unless the parties otherwise agree in writing (the “Closing Date”).
     Section 1.4 Payment and Payment Instructions. The Seller shall receive the Purchase Price from the Purchaser at the Closing in the form of that number of shares of Penske Corporation Class C Non-voting common stock ($.01 par value) (the “Stock”) resulting from the following fraction:
Aggregate Purchase Price
Fair Market Price of a share of the Stock
     No fractional shares of the Stock shall be issued. The Seller shall receive in cash the value of the fractional share of the Stock based upon the Fair Market Price of a single share of the Stock.
     Section 1.5 Actions at the Closing. At the Closing, the following actions shall occur (the “Closing Actions”):
     (a) The Seller shall deliver to the Purchaser the Securities, free and clear of liens and encumbrances thereon.
     (b) The Purchaser shall pay the Aggregate Purchase Price to the Seller by good check and the shares of the Stock determined in accordance with Section 1.4 within three (3) Business Days of the Closing.
     Section 1.6 Legend.
     (a) The parties hereby acknowledge and agree that each of the certificates representing the Securities and the Stock shall include the following legend and any other legend required by law:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
     (b) The requirement that the above securities legend be placed upon certificates evidencing shares of the Stock shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in an underwritten public offering, (ii) when such shares are transferred pursuant to

Rule 144 in compliance with the Securities Act or (iii) when such shares are transferred in any other transaction if the seller delivers to Penske, if applicable, an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a “no-action” letter from the staff of the Securities and Exchange Commission, in either case to the effect that such legend is no longer necessary in order to protect Penske, if applicable, against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the consummation of any event requiring the removal of a legend hereunder, Penske, if applicable, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.
ARTICLE II
REPRESENTATIONS & WARRANTIES CONCERNING THE SELLER
     The Seller hereby represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:
     Section 2.1 Power and Authority. The Seller has the power and authority to enter and deliver this Agreement, to perform his/her obligations hereunder and carry out the transactions contemplated by the Agreement.
     Section 2.2 Enforceability of the Agreement. The Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.
     Section 2.3 No Conflict. The execution, delivery and performance by the Seller of the Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby, and the sale and delivery by the Seller of the Securities will not (a) violate any provision of law, statute, rule or regulation (including stock exchange rules), or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Seller or any of its properties or assets, or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of the Seller, or result in the creation of any mortgage, lien, security interest, loan, charge or encumbrance, upon any of the properties or assets of the Seller.
     Section 2.4 Consents. No permit, authorization, consent or approval of or by, or any notification of or filing of the Seller with any person (governmental or private) is required in connection with the execution and delivery by the Seller of the Agreement or any documentation relating thereto, the consummation by the Seller of the transactions contemplated hereby or thereby, or the sale or delivery of the Securities.

     Section 2.5 Title to Shares. Upon delivery of the Securities as provided in Section 1.4, the Securities will be duly authorized and validly issued, and the Purchaser will acquire good and valid title to the Securities, free and clear of any encumbrances and liens. The Securities shall be fully paid and non-assessable.
     Section 2.6 Stock. The Seller is acquiring the Stock for his/her own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act and the Seller has no contract, understanding, agreement or arrangement with any person to transfer to such person or any other person any of the Stock, and the Seller has no present intention to enter into any such contract, understanding, agreement or arrangement. The Seller understands that (i) the Stock has not been registered under the Securities Act or any state securities laws, (ii) the Stock may not be sold unless such disposition is registered under the Securities Act and applicable state securities law or is exempt from registration and/or regulation thereunder as the case may be and (iii) that the availability of the exemptions relied upon by Penske in issuing the Stock is dependent, in part, upon the truth of the representations and warranties made by the Seller in this Agreement. The Seller is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).
     The Seller (1) is thoroughly familiar with the business of Penske, (2) is knowledgeable and experienced with respect to the financial, tax and business aspects relating to the ownership of the Stock, (3) is familiar with the risks associated with the business and operations of Penske, (4) has made all investigations that the Seller deems necessary or desirable in connection with its investment, (5) has had an opportunity to discuss Penske’s business, management, and financial projections with representatives of Penske and to ask questions of and receive answers regarding the terms and conditions of the transactions contemplated hereby, (6) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in Penske, and (7) has the ability to bear the economic risks of its investment in Penske for an indefinite period of time, including the risk of a complete loss of its investment.
     The Seller understands that that the shares of Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the shares of Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by the state authorities (unless an exemption from such registration and qualification requirements is available) and Penske is under no obligation (and has no intention) to register the Stock under any circumstances or to attempt to make available any exemption from registration under the Act or any applicable state securities law, at the Seller’s expense or otherwise.

     The Seller acknowledges that (1) if an exemption from registration or qualification is available, it may be conditioned on various requirements, including but not limited to the availability of current public information about Penske, the time and manner of the sale, and on requirements relating to Penske that are outside of the Seller’s control; and (2) Penske is not presently subject, and may never be subject, to the reporting requirements of the Securities Exchange Act of 1934, as amended, to the extent required to enable the Seller to sell its shares of Stock pursuant to Rule 144 under the Act.
     The Seller understands that no public market now exists for any of the securities issued by Penske, and that Penske has made no assurances that a public market will ever exist for the Stock.
     The Seller is relying solely on its own conclusions or the advice of its own counsel or advisors with respect to the tax aspects of its investment in Penske.
ARTICLE III
REPRESENTATIONS & WARRANTIES CONCERNING THE PURCHASER
     Section 3.1 Representations and Warranties of the Purchaser. Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
     (a) Such Purchaser is acquiring Securities for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.
     (b) Such Purchaser understands that (i) the Securities have not been registered under the Securities Act or any state securities laws, and (ii) the Securities may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration and/or regulation thereunder as the case may be.
     (c) Such Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).
     (d) Such Purchaser is duly organized and validly existing under the laws of the jurisdiction of its organization and has all power and authority to enter into this Agreement.

     (e) The execution and delivery of this Agreement has been duly authorized by all requisite corporate action on the part of such Purchaser, and the Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.
     (f) The execution, delivery and performance by such Purchaser of the Agreement and the consummation by such Purchaser of the transactions contemplated thereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Purchaser, or any of its properties or assets, or (b) violate the certificate of incorporation or the bylaws of such Purchaser.
     (g) Upon delivery of the Stock as provided in Section 1.4, the Stock will be duly authorized and validly issued, and the Seller will acquire good and valid title to the Stock, free and clear of any encumbrances and liens. The Stock shall be fully paid and non-assessable.
ARTICLE IV
CONDITIONS
     Section 4.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Purchase shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:
     (a) No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits the consummation of the transactions to be consummated at Closing;
     (b) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);
     (c) Associates shall have authorized and approved the distribution, and have distributed, the Securities to the Seller and Associates shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by Associates to the effect set forth in this Section 4.1(c); and

     (d) Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. (the “Mitsui Parties”) have closed the transaction with the Seller, and all other sellers who have contracted with the Mitsui Parties to do so, contemplated by that Purchase Agreement with the Seller dated as of the date of this Agreement (the “Mitsui Purchase Agreement”).
     Section 4.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Purchase shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
     (a) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date);
     (b) The Purchaser in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the Closing; and
     (c) The Purchaser shall have delivered to the Seller a certificate dated the Closing Date and signed by such Purchaser to the effect that the execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action on the part of such Purchaser and the Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser, in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally;
ARTICLE V
TERMINATION
     Section 5.1 Termination prior to Closing. This Agreement may be terminated at any time prior to the Closing upon written notice of such termination by the terminating party to the other party setting forth the basis for such termination:
     (a) by mutual written consent of the Seller and the Purchaser; or
     (b) by either the Purchaser or the Seller if any of the applicable conditions set forth in Article IV have not been satisfied or waived on or before September 15, 2006;

     (c) by either the Purchaser or the Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (d) by the Purchaser or the Seller, (i) if any representation or warranty of the other set forth in this Agreement shall be untrue in any material respect when made to the extent that such first party did not have actual knowledge of such breach as of the date of this Agreement, or (ii) upon a breach in any material respect of any covenant or agreement on the part of the other set forth in this Agreement, in each case which would constitute a failure of the condition to Closing of the first party.
     Section 5.2 Effects of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof, except for any liability resulting from such party’s breach of this Agreement.
     Section 5.3 Survival of Representations. The representations and warranties made in this Agreement shall survive for a period ending eighteen months after Closing, provided that the representation and warranties of the Seller set forth in Section 2.5 and the representation and warranties of the Purchaser set forth in Section 3.1(g) shall survive without limitation.

ARTICLE VI
MISCELLANEOUS
     Section 6.1 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:
     (i) if to the Seller, to the address for Seller listed on the signature page.
with a copy to:
Penske Corporation
2555 Telegraph Road
Bloomfield Hills, Michigan 48302-0954
Attention: General Counsel
     (ii) if to the Purchaser, to:
Penske Corporation
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: Executive Vice President and General Counsel
All such notices, requests, consents and other communications shall be deemed to have been given when received.
     Section 6.2 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.
     Section 6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.
     Section 6.4 Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto and together with the Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 6.5 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.
     Section 6.6 Submission to Jurisdiction. Each of the Seller and the Purchaser hereby (i) irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and (ii) agrees that service of any process, summons or notice by international courier to the address set forth in Section 6.1 shall be effective service of process for any action or proceeding brought against it in any such court.

     Section 6.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.
     Section 6.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
     Section 6.9 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
     Section 6.10 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents (including, without limitation, the agreements, certificates, instruments and documents contemplated by Article IV) as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     Section 6.11 Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.
ARTICLE VII
DEFINITIONS
     Section 7.1 Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified below:
     “Aggregate Purchase Price” has the meaning set forth in Section 1.2.
     “Associates” has the meaning set forth in Section 4.1(c).

     “Business Day” means a calendar day, other than (a) a Saturday or Sunday, and (b) a day on which commercial banks are required or permitted by law or other governmental action to close in New York, New York, United States of America or Tokyo, Japan.
     “Closing” has the meaning set forth in Section 1.3.
     “Closing Actions” has the meaning set forth in Section 1.5.
     “Closing Date” has the meaning set forth in Section 1.3.
     “Common Stock” means the Common Stock, par value $.0001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.
     “Company” has the meaning set forth in the preamble.
     “Current Market Value” has the meaning set forth in Section 1.2.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Price” means the price that Penske Corporation has most recently advised the Penske Corporation Deferred Profit Sharing Plan corporate trustee in writing that Penske Corporation shall be willing to purchase the Stock from that Plan.
     “Mitsui Parties” has the meaning set forth in Section 4.1(d).
     “Mitsui Purchase Agreement” has the meaning set forth in Section 4.1(d).
     “Penske” shall mean Penske Corporation, a Delaware corporation.
     “Purchase” has the meaning set forth in Section 1.1.
     “Purchase Price” shall have the meaning set forth in Section 1.1.
     “Securities” has the meaning set forth in Section 1.1.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock” has the meaning set forth in Section 1.4.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

/s/ Seller

Name

By:

Title:

PURCHASER:

PENSKE CORPORATION

By:	/s/ Robert H. Kurnick, Jr.

Robert H. Kurnick, Jr.
President

SELLER’s address:

2555 Telegraph Road Bloomfield Hills, MI 48302